Exhibit 5.1

March 1, 2019

Hawaiian Electric Industries, Inc.

1001 Bishop Street, Suite 2900

Honolulu, Hawaii 96813

Re:                          Registration Statement on Form S-3 for Hawaiian Electric Industries, Inc.

Ladies and Gentlemen:

Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), is filing on the date hereof a Registration Statement on Form S-3 (together with the exhibits thereto, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale from time to time, pursuant to Rule 415 under the Securities Act, of:

(i) shares of common stock of the Company, without par value (the “Common Stock”);

(ii) shares of preferred stock of the Company, without par value, in one or more series (the “Preferred Stock” and, together with the Common Stock, the “Equity Securities”);

(iii) unsecured senior debt securities to be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness (“Senior Debt Securities”);

(iv) unsecured senior subordinated debt securities to be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness (“Senior Subordinated Debt Securities”);

(v) unsecured junior subordinated debt securities to be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness;

(vi) contracts to purchase shares of Common Stock (“Stock Purchase Contracts”); and

(vii) stock purchase units, each representing ownership of a Stock Purchase Contract and beneficial interests in Senior Debt Securities, Senior Subordinated Debt Securities or debt obligations of third parties, including U.S. Treasury securities.

This opinion letter is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Equity Securities.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement; (ii) the Amended and Restated Articles of Incorporation (the “Articles”) and the Amended and Restated Bylaws of the Company, each as amended to date; (iii) the resolutions of the Board of Directors of the Company (the “Board”), dated as of February 14, 2019, relating to the authorization of the filing of the Registration Statement; and (iv) a Certificate of Good Standing for the Company, dated as of March 1, 2019, issued by the Hawaii Department of Commerce and Consumer Affairs - Business Registration Division. To the extent that I have deemed appropriate or necessary as a basis for the opinions set forth herein, I have also examined originals or copies, certified or otherwise identified to my satisfaction, of other records, agreements and documents of the Company.

In my examination, I have assumed for the purposes of this opinion: (i) the legal capacity of all natural persons; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the authenticity, accuracy and completeness of all documents reviewed as originals; (iv) the conformity to authentic, accurate and complete originals of all documents reviewed as copies of originals; and (v) the authenticity, accuracy and completeness of any certificates of public officials.

I am a member of the Bar of the State of Hawaii and the opinion expressed herein is limited in all respects to matters governed by the laws of the State of Hawaii.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1.            The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Hawaii.

2.            When (a) the applicable provisions of the Securities Act, and any applicable securities or “blue sky” laws of applicable states have been complied with, (b) the Board, or a duly constituted and acting pricing committee of the Board (the “Pricing Committee”), has taken all necessary corporate action to authorize and approve the issuance of the Common Stock and the terms of the offering thereof, and related matters, (c) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered (or non-certificated shares of Common Stock shall have been properly issued), and (d) the Common Stock has been issued and delivered on behalf of the Company against payment therefor in accordance with a definitive underwriting, purchase, or other similar agreement (a “Definitive Agreement”) approved by the Board or the Pricing Committee; the Common Stock will be validly issued, fully paid, and non-assessable.

3.            When (a) the applicable provisions of the Securities Act, and any applicable securities or “blue sky” laws of applicable states have been complied with, (b) the relative rights and preferences, designations and limitations of a series of the Preferred Stock have been duly fixed by a resolution of the Board or by an amendment to the Articles and, in either case, filed with the State of Hawaii Department of Commerce and Consumer Affairs, (c) the Board or the Pricing Committee has taken all necessary corporate action to authorize and approve the issuance of the Preferred Stock and the terms of the offering thereof, and related matters, (d) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered (or non-certificated shares of Preferred Stock shall have been properly issued), and (e) the Preferred Stock has been issued and delivered on behalf of the Company against payment therefor in accordance with a Definitive Agreement approved by the Board or the Pricing Committee; the Preferred Stock will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me in the Registration Statement under the heading “Legal Matters.” In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder promulgated by the Commission.

Very truly yours,

/s/ Kurt K. Murao
Kurt K. Murao
Vice President — Legal & Administration and
Corporate Secretary
Hawaiian Electric Industries, Inc.